UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

PALISADE BIO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Commencing October 7, 2025, Palisade Bio, Inc. (the “Company”) sent the following letter to certain stockholders of the Company.

Dear Stockholder,

We are reaching out to alert you that your vote is urgently needed for the October 17, 2025 Annual Meeting of Stockholders of Palisade Bio, Inc.

Your vote cannot be counted unless you actively submit your instructions.

●	Your broker may not vote on your behalf unless you actively provide your specific voting instructions
●	We cannot hold the meeting, or act on any future business plan put forth at this year’s meeting without your active response
●	Voting today will remove your name from future solicitation efforts for this stockholder meeting

VOTING IS QUICK AND EASY

VOTE IMMEDIATELY VIA PHONE OR INTERNET SEE ENCLOSED VOTING FORM INSTRUCTIONS

The Board unanimously recommends a vote in favor of all proposals and director nominees.

●	You may either vote FOR or WITHHOLD your vote regarding Director Nominees
●	You have the voting options to vote FOR, AGAINST, or ABSTAIN from voting on all other proposals

If you have any questions on proposals, or would prefer the assistance of a live agent, please contact:

Mediant Communications Inc.
Toll-free: 1-888-715-3034
Monday through Friday, 9 a.m. to 6 p.m. Eastern Time

Thank you for your attention to this important matter. We appreciate your support and your vote!

By Order of the Board of Directors,

/s/ Don Williams
Don Williams
Chairman

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). The Company filed its definitive proxy statement and a proxy card with the SEC on September 15, 2025 in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at palisadebio.com/sec-filings/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 24, 2025. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at palisadebio.com/sec-filings/.